Exhibit 10.4

AMENDMENT TO THE

DISNEY SALARIED SAVINGS AND INVESTMENT PLAN

WHEREAS, The Walt Disney Company (the “Company”) maintains the Disney Salaried Savings and Investment Plan, as amended and restated effective January 1, 2002 (the “Plan”); and

WHEREAS, Article 12 of the Plan authorizes the Committee under the Plan to make certain Plan amendments; and

WHEREAS, the Committee, at its meeting on September 22, 2006, authorized the merger of the ABC, Inc. Savings & Investment Plan (the “ABCSIP”) into the Plan and the renaming of the Plan as the “Disney Savings and Investment Plan”; and

WHEREAS, the Board of Directors of ABC, Inc. approved the merger of the ABCSIP into the Plan by Unanimous Written Consent effective January 2, 2007;

WHEREAS, the Committee and the Board of Directors of ABC, Inc. authorized the undersigned to take any and all actions necessary to effectuate the plan merger described above; and

WHEREAS, it is desired to amend the Plan to reflect the merger of the ABCSIP into the Plan effective as of February 1, 2007,

NOW, THEREFORE, this Amendment to the Plan be and hereby is adopted, effective as of February 1, 2007 (except as otherwise provided below):

1. The Plan is hereby renamed the “Disney Savings and Investment Plan” and Section 1.34 is hereby restated in its entirety as follows:

1.34	“Plan” means the Disney Savings and Investment Plan (the “Disney Salaried Savings and Investment Plan” before February 1, 2007) as set forth in this document, and as it may be amended from time to time.

2. Eligible employees of ABC, Inc. or any subsidiary or affiliate of ABC, Inc. that has adopted the Plan (“ABC Employees”) shall participate in the Plan on and after February 1, 2007 in accordance with Plan terms. However, when applying the terms of the Plan on and after February 1, 2007 with respect to ABC Employees:

A. The age 18 requirement in Section 1.19(b) (the definition of “Eligible Employee”) and in Section 3.02(b)(ii) (describing eligibility for Matching Contributions) shall not apply;

B. The definition of “Covered Employee” in Section 1.16 shall be revised to correspond with the definition of “Eligible Employee” in Section 1.01(v) of the ABC Plan as in effect on February 1, 2007;

C. “Compensation” under Section 1.15 shall include, in addition to base pay, commissions and sales bonuses. However, in the case of an ABC Employee who is represented by a union, “Compensation” means the amount of covered compensation prescribed by the collective bargaining agreement with the Employer pursuant to which he is treated as a Covered Employee.

D. An ABC Employee who has terminated employment (including a former ABC Employee who terminated before February 1, 2007) may make a hardship withdrawal under Section 8.02 if he first became a “Member” under the ABC, Inc. Savings & Investment Plan (the “ABC Plan”) before January 1, 1995.

E. In the event of the death of an ABC Employee (including a former ABC Employee) before he has received distribution of his Aggregate Account, distribution under Section 8.03(d) to the ABC Employee’s beneficiary shall be made as of the Valuation Date coincident with or next following the ABC Employee’s “Normal Retirement Date” as defined in the ABC Plan (or the ABC Employee’s death if later) or as of such earlier Valuation Date as the beneficiary may elect in such form and manner, and at such time, as the Committee shall prescribe, provided that the beneficiary shall receive distribution no later than the date on which distribution is required to be made pursuant to Section 8.08.

3. Section 1.15 is hereby restated in its entirety as follows:

1.15	“Compensation” means an Employee’s base pay (excluding overtime, bonuses, relocation reimbursement, stock options, incentive compensation, profit participation, compensation for extended work week, or other extraordinary payments, as determined by the Committee) paid during the calendar year by the Employer in return for the Employee’s services. Compensation does not include:

(a)	Employer contributions to any pension plan other than contributions caused by an Employee’s salary deferral reduction pursuant to Section 401(k) of the Code;

(b)	Employer contributions to this Plan or any other plan of deferred compensation maintained by an Employer other than Tax-Deferred Contributions;

(c)	Fringe benefits not taxable to the Employee (other than an elective qualified transportation fringe arrangement described in Code Section 132(f)(4));

(d)	Payments to or on behalf of an individual after he is no longer an Employee;

(e)	Imputed life insurance and all other forms of imputed income (for example, but not by way of limitation, income based on the value of health care coverage for the Employee’s domestic partner, regardless of whether the Employee is permitted to exclude such amount from taxable gross income); and

(f)	back pay.

Except as provided otherwise in Article 3, Compensation shall not, for Plan purposes, exceed the Maximum Compensation Limitation.

4. Section 3.01(b)(iii) is hereby restated in its entirety as follows:

(iii)	Tax-Deferred Contributions shall be made by regular payroll reduction.

5. Section 5.02 (“Suspension of Benefits”) is hereby deleted in its entirety.

6. Section 7.02(d) is hereby restated in its entirety as follows:

(d)	Repayment of loans shall be by regular payroll deduction, and all loans shall be contingent on the borrower’s payroll deduction authorization, provided that if a Participant is subsequently granted an unpaid leave of absence or is transferred to an Affiliated Employer or a position or location with the Employer that is not covered by the Plan (or ceases to have sufficient compensation from which the loan payment can be made), the Participant must continue to make timely level installment payments of principal and interest, by certified check, bank check, or money order. Loan payments shall be transmitted to the Trustee in accordance with the Committee’s usual administrative practice.

7. Section 8.02(a) is hereby restated in its entirety as follows:

(a)	A Participant who has not terminated employment may request a distribution in the event the Participant has a hardship as defined in subsections (b) and (c). Hardship withdrawals are limited to the excess of the total amount of the Participant’s Rollover Account, the total amount of the Participant’s Matching Account, the value of the Participant’s Tax-Deferred Account as of December 31,1988, plus the principal of the Participant’s Tax-Deferred Contributions made from and after January 1, 1989 over any outstanding loan the Participant may have and the sum of any prior hardship withdrawal. A hardship withdrawal shall not be made for an amount less than $250.

8. Section 8.02(b)(ii) is hereby restated in its entirety as follows:

(ii)	costs directly related to the purchase of a principal residence for the Participant or a major rehabilitation of the living quarters of the Participant’s principal residence, but excluding mortgage payments;

9. Section 8.02(c)(ii) is hereby restated in its entirety as follows:

(ii)	the Participant has obtained (or is currently obtaining) all distributions, withdrawals, and loans available under the Plan and all other plans maintained by any Employer or any Affiliated Employer (including any available distribution of dividends described in Section 6.01(a)(i)(E)) other than hardship distributions and the Participant represents in writing, on forms provided by the Committee and by providing any documentation required by the Committee, that the need cannot be relieved through reimbursement or compensation by insurance or otherwise, by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need, by cessation of Tax-Deferred Contributions under the Plan, by withdrawals, distributions (other than hardship distributions) or nontaxable loans (at the time of the loan) from any plan maintained by any other entity by which the Participant is employed, or by borrowing from commercial sources on reasonable commercial terms; and

10. Section 8.03(b) is hereby restated in its entirety as follows:

(b)	Distributions will be in the form of a lump sum cash payment, except that the Participant may request that any portion of the Participant’s Aggregate Account that is invested in the Company Stock Fund will be distributed in shares of Company Stock, plus cash for any fractional shares.

11. Section 8.03(f) is hereby restated in its entirety as follows:

(f)	If a Participant who terminated employment again becomes an Employee before commencing a distribution of his Aggregate Account, no distribution from the Trust Fund will be made while he is an Employee, and amounts distributable to him on account of his prior termination will be held in the Trust Fund until he is again entitled to a distribution under the Plan. If a Participant who terminated employment again becomes an Employee after commencing a distribution of his Aggregate Account (including in a form other than a lump sum that may be preserved in an Appendix to the Plan for account balances transferred to the Plan from other plans), distributions that have begun shall continue while he is an Employee. However, amounts, if any, that are contributed to the Plan by or on behalf of the Employee during his reemployment will be held in the Trust Fund until he is again entitled to a distribution under the Plan.

12. Section 8.07 is hereby restated in its entirety as follows:

8.07	Age 59 1/2 Withdrawals

A Participant who has attained age 59 1/2 and who has not terminated employment may request a distribution from his Aggregate Account at any time, provided that a distribution shall not be made for an amount less than $250. Such distributions will be made as soon as practicable following the Committee’s receipt of the Participant’s request for withdrawal and will be made in the form of a single lump sum payment.

13. The attached “Appendix H” is hereby added to the Plan to reflect the merger of the ABCSIP into the Plan effective February 1, 2007.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 19th day of December, 2007.

/s/ Barbara A. Kellams
Barbara A. Kellams

APPENDIX H

TRANSFER OF ASSETS FROM THE ABC, INC. SAVINGS & INVESTMENT PLAN

Effective on February 1, 2007 (the “Merger Date”), the ABC, Inc. Savings & Investment Plan (the “ABC Plan”) was merged with and into the Plan.

1. Transfer of Account Balances. The Plan shall separately account for the portion of the Accounts of each Participant that is attributable to allocations made under the ABC Plan before the merger, which shall equal the Participant’s interest in the ABC Plan immediately before the merger, as adjusted to reflect subsequent investment experience, distributions, withdrawals, and other adjustments provided under the Plan. The portion of a Participant’s Accounts attributable to the ABC Plan shall be nonforfeitable, except as provided otherwise under the terms of the ABC Plan for a Participant who was not an Employee as of the Merger Date. For purposes of the Plan, amounts attributable to rollover contributions, pre-tax contributions, matching contributions, and after-tax contributions, if any, that are transferred from the ABC Plan for a Participant shall be treated as subaccounts under the Rollover Account, Tax-Deferred Account, Matching Account, and After-Tax Account, respectively, maintained for the Participant under the Plan.

2. Investment of Account Balance. The funds transferred from the ABC Plan were initially invested in such Investment Fund(s) as were set forth in the fund mapping rules communicated to affected Participants before the transfer and may be transferred to other Investment Funds in accordance with Section 6.01 of the Plan.

3. Service Credit. Each Participant with an account balance under the ABC Plan immediately before the merger shall, for eligibility purposes under the Plan, be credited with all service credited to such Participant for eligibility purposes under the ABC Plan as of the Merger Date, to the extent not otherwise credited pursuant to any Plan provision.

4. Loans. Loans made from the ABC Plan before the Merger Date shall continue to be governed by Article X of the ABC Plan, which is incorporated herein by reference. Loans made after the Merger Date shall be governed by Article 7 of the Plan.

5. Benefit Rights and Optional Forms. A Participant or Beneficiary of a Participant with an account balance under the ABC Plan immediately before the merger shall be entitled to elect any withdrawal or distribution option offered under the generally applicable provisions of the Plan with respect to the portion of his Accounts that is attributable to the ABC Plan, but only if the Participant or Beneficiary complies with the provisions of the Plan that govern the election of such withdrawal and distribution options and subject to any restrictions on distributions or withdrawals that may be required by applicable law due to the nature of the underlying contributions. Benefit rights, spousal consent provisions (on loans, withdrawals, and/or distributions) and other requirements, and optional forms of benefit with respect to any amounts previously transferred to the ABC Plan from another plan that are described in Schedules of the ABC Plan, are provided under the ABC Plan immediately before the Merger Date, and are not provided for under the Plan shall be preserved under this Plan with respect to amounts described in such Schedules that have been transferred to the Plan from the ABC Plan. The Schedules of the ABC Plan referenced in the preceding sentence include:

A. Schedule IX, relating to amounts transferred to the ABC Plan from the Satellite Music Network, Inc. 401(k) Plan;

B. Schedule X, relating to amounts transferred to the ABC Plan from the Institutional Investor, Inc. Employee Savings Plan;

C. Schedule XII, relating to amounts transferred to the ABC Plan from the International Medical News Group Profit Sharing Plan;

D. Schedule XXI, relating to amounts transferred to the ABC Plan from the WTVG, Inc. Employees Savings & Retirement Plan or the WJRT 401(k) Plan & Trust;

E. Schedule XXVI, relating to amounts transferred to the ABC Plan from the Fairchild Publications, Inc. Publishing Pension Plan;

F. Schedule XXVII, relating to amounts transferred to the ABC Plan from the Employee Profit Sharing Plan of ABC, Inc.;

G. Schedule XXIX, relating to amounts transferred to the ABC Plan from the Fox Family Worldwide, Inc. & Subsidiaries 401(k) Profit Sharing Plan; and

H. Schedule XXX, relating to amounts transferred to the ABC Plan from the GO.com Savings and Investment Plan.